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                                                                   EXHIBIT 10.29



                  EMPLOYMENT TERM SHEET FOR BRUCE A. ESSELBORN

Title:  Chairman and CEO at the C & F Holding Co. and Insurance Company Level


Cash Compensation:  $800,000 annual base
                    $650,000 minimum annual bonus for initial two year period


Term: Two-year evergreen employment agreement containing customary senior executive perks (i.e. car, club membership, first class travel and accommodations, etc.) Wording and terms to be mutually agreed. I will provide the first cut.

Other: SERP (Supplemental Executive Retirement Plan) and post retirement medical, dental and drug benefits, terms to be mutually agreed upon.

Fairfax Stock: Restricted stock award in the amount of $2,000,000. Basis price to be average of prior 10 day's closing price. Five year vesting except for 1) change of control of C & F 2) termination w/o cause 3) death or disability.

Moving: Fairfax to provide interest free loan up to $800,000 (I will bear first $400,000 of house purchase price) for cost of housing differential. Future ops on sale of New Jersey house inure to my benefit, downside market risk to be borne by Fairfax. Real estate tax differential (Atlanta vs. New Jersey) to be reimbursed by Fairfax on a net even basis.

New Jersey temporary cost of living expenses to be paid by Fairfax for a mutually agreed period.

Transportation costs from Atlanta to New Jersey/New Jersey to Atlanta to be paid by Fairfax until I am settled into my new residence in New Jersey with my spouse, estimated to be late January.

Customary Senior Executive Relocation package reimbursing or paying for all home sales and moving costs.

Note: I own two homes in Atlanta, my primary residence and my weekend residence (about 1 hour away from my primary residence). Estimated resale value of primary residence is $400,000 (approx.) and secondary residence $375,000 (approx.) I need to sell both and require a house purchase guarantee program i.e. both Fairfax and I 1) agree on a listing price after receiving two appraisals (also subject to appraisers being agreed upon) for each house and 2) mutually agree to a listing time period and, if the properties are not sold at the end of the listing period, Fairfax would purchase the homes at the agreed valuation(s) and then assume the resale risk. Due to the shortage of homes on the market in Morristown, should I purchase a home in Morristown prior to the sale of my residences in Atlanta I would be incurring duplicate real estate tax, utility payments, etc. for which Fairfax would reimburse me on a net even basis until such time as the duplicate payment obligations cease. A Bridge loan to be applied towards the purchase of a New Jersey residence will be provided by Fairfax in the event I have not sold my primary residence in Atlanta prior to closing on a residence in New Jersey.



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Bonus Pool Proposal:  I still need to see a written framework for this. My understanding is that the bonus pool will be 35% of a moving, operating combined ratio. I will be targeting senior people accustomed to equity interests (stock options, stock grants, etc.) and/or equity distributions (as I have been accustomed to) and I will need something in writing to induce them. Articulation of a plan will not suffice.

My Understanding of the "can not do" list:

Incur debt, select directors independently, pursue and conclude acquisitions and bolt-on opportunities independently. Fairfax will be responsible for the management of investments. Catastrophe exposures and management of such exposures will be co-ordinated with Fairfax and Fairfax will retain pre-emptive authority for catastrophe management. Material personal lines writings or programs will not be entered into without the approval of Fairfax.

My understanding of the "can do" list:

Usual and customary authorities vested in the CEO with the exception of the above. No restrictions on writings as to classes of business and territory. Reinsurance authority with the exception of the special whole account stop loss and financial reinsurance purchased by Fairfax. All reinsurance to be properly co-ordinated and integrated.

A & E and construction defect claims: I would like to have a chance to review before you pull the trigger on consolidation i.e. an ultimate sense of the liabilities and a review of the "hot ones".

We also have an understanding that use of the corporate plane will be made available per your conversation with me, assuming availability not in conflict with your schedule.



Agreed to this 1st day of October,          Agreed to this 1st day of October,
1999 in Atlanta, Georgia by:                1999 in Toronto, Ontario, Canada by
                                            Fairfax Financial Holdings Limited

/s/ BRUCE A. ESSELBORN
----------------------
Bruce A. Esselborn

                                            /s/ V. PREM WATSA
                                            -----------------
                                            V. Prem Watsa
                                            Chairman and CEO


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